Exhibit 5.1

SOPHiA GENETICS SA

Zone artisanale La Pièce 12

1180 Rolle/VD

Switzerland

June 18, 2026

SOPHiA GENETICS SA – Prospectus Supplement

Ladies and Gentlemen

We, Niederer Kraft Frey Ltd, have acted as special Swiss counsel to SOPHiA GENETICS SA, a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a prospectus supplement dated June 16, 2026 (the “Prospectus Supplement”), to be filed on the date hereof with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of ordinary shares with a nominal value of CHF 0.05 each of the Company, to be sourced from the Company’s treasury shares (collectively, the “Ordinary Shares”).

As such counsel, we have been asked to provide this opinion as to certain legal matters of Swiss law (the “Opinion”).

1.	Basis of Opinion

This Opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This Opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this Opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of giving this Opinion, we have only examined and relied on originals or copies of the following documents available to us (collectively the “Documents”):

(i)	an electronic copy of the Prospectus Supplement;

(ii)	an electronic copy of the articles of association (statuts) of the Company, dated November 5, 2025 (the “Articles”);

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(iii)	an electronic excerpt from the Commercial Register of the Canton of Vaud (the “Commercial Register Excerpt”) regarding the Company, dated June 17, 2026; and

(iv)

an electronic copy of the resolutions of the board of directors of the Company (the “Board of Directors”) dated June 16, 2026, approving, among other things, the filing of the Prospectus Supplement with the SEC (the “Board Resolutions”).

No documents have been reviewed by us in connection with this Opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this Opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this Opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

2.	Assumptions

In rendering the opinion below, we have assumed the following:

(i)

the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this Opinion and no changes have been made or will be made to the Documents that should have been or should be reflected in the Documents as of the date of this Opinion;

(ii)

the documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) are accurate and conform to the original;

(iii)

all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(iv)	to the extent relevant for purposes of this Opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

(v)	no laws other than those of Switzerland will affect any of the conclusions stated in this Opinion;

(vi)

the Board Resolutions (a) have been duly resolved in duly executed circular resolutions, (b) are a true record of the proceedings described therein and (c) have not been rescinded or amended and are and will be in full force and effect until completion of the offering/issuance of all the Ordinary Shares;

(vii)

the Ordinary Shares are ordinary shares with a nominal value of CHF 0.05 each of the Company already validly issued before the date of this Opinion that, to the extent permitted by applicable law, are lawfully held or acquired by the Company or by a direct or indirect wholly-owned subsidiary of the Company;

(viii)

the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this Opinion and the date of the completion of the offering/issuance of all the Ordinary Shares;

(ix)	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (restitution des versements); and

(x)

all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles, and other requirements for the filing of the Prospectus Supplement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Prospectus Supplement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

3.	Opinion

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (2.) and the qualifications set out below (4.), we are of the following opinion:

(i)	The Company is a corporation (société anonyme) validly existing under the laws of Switzerland.

(ii)

The Ordinary Shares, issued by the Company and paid for in accordance with Swiss law, the underlying contractual arrangements and the Articles, and registered in the Commercial Register as set out in the Commercial Register Excerpt and entered into the Company’s book of uncertificated securities, are issued, fully paid-in (as to their nominal value) and are non-assessable.

4.	Qualifications

The above opinions are subject to the following qualifications:

(i)

The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

(ii)	Our opinions set out above are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

(iii)

We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter as well as to the completeness or accuracy of the information contained in the Prospectus Supplement. We express no opinion as to tax matters.

(iv)

The exercise of voting rights and rights related thereto with respect to any Ordinary Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(v)

We express no opinion as regards compliance with Swiss law and the Articles of the withdrawal of the preferential subscription rights (droits de souscription préférentiels) of the Company’s shareholders in connection with the issuance of the Ordinary Shares.

(vi)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made to the nominal share capital of the Company by the relevant holder of the Ordinary Shares.

(vii)

The resolutions of the Board of Directors or Company’s general meetings, as the case may be, may be challenged by shareholders in court or otherwise. Therefore, notwithstanding registration of the Ordinary Shares with the competent Commercial Register, any shareholder may challenge the resolutions taken by the Board of Directors or the general meeting of the shareholders of the Company, as the case may be, on which such registration of the Ordinary Shares with the competent Commercial Register may be based.

(viii)

The capital band contained in the Articles authorizes the Board of Directors to issue up to 33,199,082 registered shares of CHF 0.05 nominal value each. We express no opinion as to the future availability and/or sufficiency of such registered shares under the capital band for the purpose of the transactions contemplated under the Prospectus Supplement.

* * *

We have rendered this Opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this Opinion that may thereafter be brought to our attention.

This Opinion is addressed to the Company. We hereby consent to the filing of this Opinion as a report on Form 6-K and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Securities Act. This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This Opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Prospectus Supplement.

Any reliance on this Opinion is limited to the legal situation existing at the date hereof, and we shall be under no obligation to advise you on or to amend this Opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this Opinion.

This Opinion shall be governed by and construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the substantive laws of Switzerland.

Sincerely Yours,

Niederer Kraft Frey Ltd

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